Exhibit 99.1

Alzamend Neuro Announces Favorable Decision from Nasdaq Hearings Panel

ATLANTA, GA, May 22, 2024 -- Alzamend Neuro, Inc. (Nasdaq: ALZN) (“Alzamend”), a clinical-stage biopharmaceutical company focused on developing novel products for the treatment of Alzheimer’s disease (“Alzheimer’s”), bipolar disorder (“BD”), major depressive disorder (“MDD”) and post-traumatic stress disorder (“PTSD”), announced today that the Nasdaq Hearings Panel (“Panel”) granted Alzamend’s request to continue its listing on The Nasdaq Capital Market (“Nasdaq”), subject to Alzamend demonstrating compliance, on or before September 23, 2024, with Listing Rule 5550(b)(1), which requires stockholder equity of at least $2.5 million (the “Stockholder Equity Rule”), and satisfying all applicable requirements for continued listing on Nasdaq.

“We appreciate the Panel carefully considering our appeal and its decision granting Alzamend an extension to achieve compliance with the Stockholder Equity Rule,” said Stephan Jackman, the Chief Executive Officer of Alzamend. “We continue to implement the compliance plan that we presented to the Panel and are excited to remain listed on Nasdaq.”

For more information on Alzamend, stockholders, investors, and any other interested parties may read Alzamend’s public filings and press releases available under the Investor Relations section at https://www.alzamend.com/ or available at https://www.sec.gov/.

About Alzamend Neuro

Alzamend Neuro is a clinical-stage biopharmaceutical company focused on developing novel products for the treatment of Alzheimer’s, BD, MDD and PTSD. Our mission is to rapidly develop and market safe and effective treatments. Our current pipeline consists of two novel therapeutic drug candidates, AL001 - a patented ionic cocrystal technology delivering lithium via a therapeutic combination of lithium, salicylate and L-proline, and ALZN002 - a patented method using a mutant-peptide sensitized cell as a cell-based therapeutic vaccine that seeks to restore the ability of a patient’s immunological system to combat Alzheimer’s. Both of our product candidates are licensed from the University of South Florida Research Foundation, Inc. pursuant to royalty-bearing exclusive worldwide licenses.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and Alzamend undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect Alzamend’s business and financial results are included in Alzamend’s filings with the U.S. Securities and Exchange Commission. All filings are available at www.sec.gov and on Alzamend’s website at www.Alzamend.com.

Contacts:

Email: Info@Alzamend.com or call: 1-844-722-6333